Exhibit (a)(1)(D)

MASTER BLENDERS

Computershare

Computershare
PO Box 43006
Providence, RI 02940-3006
Within USA, US territories & Canada 866 434 8804
Outside USA, US territories & Canada 201 680 6976
www.computershare.com/investor

Holder Account Number

C0000000000 I ND

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

Date Issued: 03 Apr 2002

Form W-9 Request for Taxpayer Identification Number and Certification

Dear Shareholder:

Our records indicate that your U.S. Social Security Number or Employer Identification Number is not certified. If this Form W-9 is not completed and returned, your account may be subject to backup withholding at the applicable tax rate on all dividends and sale proceeds.
For joint tenant accounts, the TIN provided must belong to the first owner listed above to avoid backup withholding.

A Taxpayer Identification Number

Enter your TIN for the above registered name and address in the appropriate box. For individuals, this is your Social Security number (SSN). For other entities, it is your Employer Identification Number (EIN). COMPLETE ONLY ONE BOX.

Social Security Number ☐☐☐-☐☐-☐☐☐☐ OR Employer Identification Number ☐☐-☐☐☐☐☐☐☐

B Federal Tax Classification

Check appropriate box (required)

☐ Individual/ Sole Proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/ Estate

Limited Liability Company or Other Classification
If you are an LLC or Other Classification, do not complete this form. You must complete an IRS Form W-9. This form can be found on the IRS website at **www.irs.gov**. See "Limited Liability Company or Other Classification" on the back of this form for more information.

C Exempt Payee

☐ Check this box if you are an **exempt** payee. For exempt institutions, see "Exempt Payee" on back of this form. Individual or joint ownership accounts are not exempt and should not check this box.

D Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct Taxpayer Identification Number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined on reverse).

Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

This form must be signed and dated for us to accept as proper certification.

Sign Here Signature of U.S. Person - Please keep signature within the box | Date (mm/dd/yyyy) / / | Daytime Telephone Number

Send form to Computershare. Do not send to the IRS.

1 8 U W 9 N D E M B

01CJ2A

How to complete this form Backup Withholding The Internal Revenue Service (IRS) requires us to withhold taxes for the applicable rate of backup withholding for U.S. persons without a W-9 tax certification who are not otherwise exempt. Parties acting as disbursement agents, such as Computershare, must withhold and pay to the IRS the applicable tax rate of such payments under certain conditions. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, dividends, broker and barter exchange transactions, and royalties. Supplying us with your correct Taxpayer Identification Number (TIN), and signing this form will generally allow you to receive your payments without being subject to backup withholding. Failure to supply your TIN, or supplying us with an incorrect TIN, could result in a $50.00 penalty being assessed by the IRS. Receipt of a completed Form W-9 will discontinue backup withholding unless otherwise required. Taxpayer Identification Number Social Security Number (SSN) - If you are completing this on behalf of one of these parties, include the appropriate Social Security Number, as indicated below. 1. Individual - The Individual 2. Two or more individuals (joint account) - The actual owner, or if combined funds, the first individual on the account. 3. Custodian account of a minor (Uniform Gift to Minors Act or Uniform Transfers to Minors Act) - The minor 4. a. The usual revocable savings trust (Grantor is also trustee) - a. The grantor-trustee b. So-called trust account that is not a legal or valid trust under state law - b. The actual owner 5. Sole proprietorship or disregarded entity owned by an individual - The owner 6. Grantor trust filing under Optional Form 1099 Filing Method 1 - The grantor Employer Identification Number (EIN) - If you are completing this on behalf of one of these entities, include the appropriate Employer Identification Number, as indicated below. 7. Disregarded entity not owned by an individual - The owner 8. A valid trust, estate, or pension trust - Legal entity 9. Corporation or LLC electing corporate status on Form 8832 or Form 2553 - The corporation 10. Association, club, religious, charitable, educational or other tax exempt organization - The organization 11. Partnership or multi-member LLC - The partnership 12. A broker or registered nominee - The broker or nominee 13. Account with the Department of Agriculture in the name of a public entity - The public entity 14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 - The trust Limited Liability Company or Other Classification If you are a Limited Liability Company or Other entity, complete an IRS Form W-9 found on the IRS website www.irs.gov. Be sure to include the information required in the IRS instructions for a Limited Liability Company (LLC) on page 2, or for Other entities on page 3. Return the completed form to the address below. Exempt Payee Exempt institutions are those that generally fall under Treasury Regulation Section 1.6049-4(c)(1)(ii). For example, an IRA, a corporation (for sale proceeds, only a C Corporation can be an exempt payee), a financial institution, a registered securities dealer, a state, the District of Columbia, the United States or any of its agencies or instrumentalities, or a custodial account under Section 403(b)(7). Payments made to an exempt payee will not be subject to backup withholding. Definition of a U.S. Person. For federal tax purposes, you are considered a U.S. person if you are: An individual who is a U.S. citizen or U.S. resident alien, A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, An estate (other than a foreign estate), or A domestic trust (as defined in Regulations Section 301.7701-7). Please return completed form to: Computershare DID YOU KNOW? PO BOX 43006 You can certify your account online by visiting us at the website on the reverse side of this form. Providence, RI 02940-3006 While online, join the thousands of shareholders that have signed up for electronic delivery! 01CJAA